Exhibit 99.1

                    COMMODORE HOLDINGS TO SUSPEND OPERATIONS

Hollywood, FL (December 27, 2000) Commodore Holdings Limited (NASDAQ: CCLN) announced today that it must suspend its cruise operations this weekend. The Company has cancelled cruises on the Enchanted Capri beginning Sunday December 31, 2000 and on the Enchanted Isle and the Crown Dynasty beginning Saturday December 30, 2000. All passengers currently onboard the vessels will be returned to their original ports of embarkation.

"We deeply regret having to take this action, but we had no other choice" said Fred A. Mayer, CEO of Commodore. "Negotiations between the lenders holding our mortgages just could not be resolved in time to avoid this consequence."

Commodore's troubles began with its ill-fated San Diego day cruises this past spring. The venture was plagued by logistical difficulties and the passage of a state legislative referendum favoring land-based gaming, which had a negative impact on sales. Commodore decided to terminate the program last June, but the heavy costs associated with the project continued to affect its financial state.

Commodore has been working around the clock with its lenders attempting to conclude a financing arrangement that would have prevented the cancellation of these cruises but has been unable to reach a final resolution. Commodore today filed a petition for protection under Chapter 11 of the United States Bankruptcy laws. Pursuant to such filing the Company will develop a strategy to consolidate its debts and then file its reorganization plan with the court.

The Company is deeply sorry for the inconvenience the cancellations of these cruises will cause its passengers. Commodore is now making every effort to contact passengers on the upcoming sailings to advise them of the cruise cancellations.

This press release contains forward-looking statements that are subject to change. These forward-looking statements may be significantly impacted, either positively or negatively by various factors, including without limitation, competing in a saturated industry against modern and larger fleets, the ability of the company to obtain financing to fund its continued operations, a high percentage of debt on assets owned by the company, the company's deficit working capital position, the potential for additional government regulation and maintenance to aging vessels and general economic conditions in the cruise and gaming industries and the markets in which the company operates. Additional information concerning potential factors that could affect the company's financial results is included in, but not limited to, its form 10-K and other filings with the Securities and Exchange Commission.